Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-172699, 333-82102, 333-131750, 333-64610, 333-51706, 333-205331, 333-209393, 333-214562, and 333-219241 on Form S-8 and Registration Statement Nos. 333-162502 and 333-162454 on Form S-3 of our reports dated August 18, 2017 (February 7, 2018, as to the change in reportable segments in Note 1), relating to the consolidated financial statements and consolidated financial statement schedule of Tapestry, Inc. and subsidiaries (“the Company”), and the effectiveness of the Company's internal control over financial reporting, appearing in this Current Report on Form 8-K of Tapestry, Inc. filed on February 7, 2018.
/s/ DELOITTE & TOUCHE LLP
New York, New York
February 7, 2018